Exhibit 10.1

Dragonfly GmbH & Co. KGaA Eschenheimer Anlage 1 60316 Frankfurt am Main Germany	McKesson Corporation One Post Street San Francisco, CA 94104 USA

Franz Haniel & Cie. GmbH

Franz-Haniel-Platz 1

47119 Duisburg

Dear Sirs,

Amendment of the Share Purchase Agreement dated October 24, 2013

Dragonfly GmbH & Co. KGaA as Purchaser, Franz Haniel & Cie. GmbH as Seller and McKesson Corporation as Parent have entered into a Share Purchase Agreement dated October 24, 2013 for the sale by the Seller to the Purchaser of all shares held by Seller in Celesio AG, Stuttgart (the “SPA”). Section 4.1 of the SPA provides that Closing as set forth in Section 4.4 therein shall take place on the fifth (5th) Business Day after all Closing Conditions are met.

The Parties have agreed that the Offer Document and the Bond Offer Document to be published by the Purchaser shall provide for an acceptance period ending on (but including) January 9, 2014. In connection therewith, the Parties have also agreed to amend Sections 4.1 and 4.4 of the SPA.

1.	Section 4.1 first sentence of the SPA shall be modified as follows:

“The consummation of the transactions contemplated by this Agreement as set forth in Section 4.4 (the “Closing”) shall take place at the offices of Hengeler Mueller in Düsseldorf at 07:30 a.m. CET (i) on January 17, 2014 if the Acceptance Period ends on (but including) January 9, 2014 and all Closing Conditions are met (unless Purchaser gives the notice pursuant to (ii) no later than on January 16, 2014, 1:00 p.m. CET), or (ii) on January 20, 2014 if the Acceptance Period ends on (but including) January 9, 2014, all Closing Conditions are met and Purchaser has notified Seller no later than on January 16, 2014, 1:00 p.m. CET that it wishes Closing to occur on January 20, 2014 or (iii) on the sixth (6th) Business Day after all Closing Conditions are met if the Acceptance Period ends on a date after January 9, 2014, or (iv) at any other time or place as the Parties may mutually agree upon in writing.”

2.	Section 4.4 of the SPA shall be modified as follows:

“On the Scheduled Closing Date prior to 8:00 a.m. CET, the Parties shall take, or cause to be taken, the actions set forth in this Section 4.4 (a) and (b) below (the “Closing Actions”) which shall be taken simultaneously (Zug um Zug); it being understood that, prior to Closing, Seller will transfer the Seller’s Shares to a securities account with J.P. Morgan AG (JPM) in Germany and open a cash account with JPM. Purchaser will (re-) locate the Closing Purchase Price to a cash account established by a German bank or a German branch of a foreign bank to be specified no later than on January 10, 2014 if the Acceptance Period ends on (but including) January 9, 2014 or five Business Days prior to the Scheduled Closing Date if the Acceptance Period ends on a date after January 9, 2014 (the “Notice Date”) and open a German securities account with the same bank. Each Party shall notify to the other Party the details of its cash and security accounts at the latest on the Notice Date.

On the Scheduled Closing Date prior to 8:00 a.m. CET,

(a)	Seller shall instruct JPM to transfer the Seller’s Shares to Purchaser’s German securities account against payment of the Closing Purchase Price and

(b)	Purchaser shall instruct Purchaser’s bank to pay the Closing Purchase Price to the cash account of Seller with JPM against transfer of the Seller’s Shares,

in each case by the instructed bank entering delivery versus payment (DvP) instructions in CASCADE, Clearstream Banking AG’s custody and settlement system. Purchaser’s payment shall be made by irrevocable and, subject to the DvP instruction, unconditional wire transfer of immediately available funds (effective on the same day, free of any costs and charges other than those of Seller’s Bank).”

All other provisions of the SPA, including, without limitation, Sections 4.4.1 and 4.4.2, shall remain unchanged and unaffected by this letter agreement. Capitalised Terms used in this letter agreement and defined in the SPA shall have the meaning as defined therein. Section 10.7 of the SPA shall also apply to this letter agreement.

Please countersign and return to us a copy of this letter if you agree with the amendment of the SPA as set out herein.

Sincerely yours

December 12, 2013

For and on behalf of Dragonfly GmbH & Co. KGaA

/s/ John Hammergren
John Hammergren
Title: Attorney-in-fact

For and on behalf of McKesson Corporation

/s/ John Hammergren
John Hammergren
Title: CEO

ACCEPTED AND AGREED:

December 19, 2013

For and on behalf of Franz Haniel & Cie. GmbH

/s/ Stephan Gemkow	/s/ Dr. Florian Funck
Stephan Gemkow	Dr. Florian Funck
Title: CEO (Vorsitzender des Vorstandes)	Title: Member of the Executive Board (Mitglied des Vorstands)

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